Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Second Quarter Results

Wednesday, August 4, 2004

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), an information technology consulting company, today reported results for the three months and six months ended June 30, 2004.

For the three-month and six-month periods ended June 30, 2004, revenue was $2.6 million and $6.0 million, respectively, compared to $3.5 million and $6.8 million for the three-month and six-month periods ended June 30, 2003, respectively. The Company recorded a net loss attributable to common shareholders in the amount of $321,000 ($0.05 per share) for both the three-month and six-month periods ended June 30, 2004, compared to net income attributable to common shareholders of $278,000 ($0.03 per share - diluted) and $351,000 ($0.04 per share - diluted) for the three-month and six-month periods ended June 30, 2003, respectively.

“Our Technology Infrastructure Practice Area continued to show strong growth in the second quarter of this year, with the revenue from this practice area more than doubling from the same period of the prior year,” stated Rich Talarico, Allin’s chief executive officer. “Our engagements in this area have centered around Microsoft’s Windows 2003 Server and Exchange 2003 as well as a number of projects in the security area. The size and scope of these projects have increased as companies have been willing to commit more of their IT budgets to upgrading their information technology networks as their business prospects have improved.”

Mr. Talarico continued, “We continually review our business focus and direction, and a recent review led us to alter some of the terminology we utilize in describing our service offerings. We have changed the name of our E-Business Practice Area to Collaborative Solutions to reflect the work we are doing in application development related to information workflow and portals and our work in the business intelligence sector. The growth in the Collaborative Solutions Practice Area of approximately 12%, comparing the first six months of

2004 with the same period in 2003, reflects ongoing spending in this area as opposed to the rebound in spending evidenced in technology infrastructure. The results for this year in our Interactive Media Practice Area reflect the slow market for new builds in the cruise ship market that we have pointed to since the end of last year. We continue to work to extend the use of our interactive television systems on more existing vessels, as well as selling the merits of upgrading some of the older systems that we have installed.”

The decline in revenue, comparing the quarter ended June 30, 2004 with the quarter ended June 30, 2003, was primarily due to the decline in revenue from integration services, as fewer interactive television implementations were completed in the 2004 period. Revenue from consulting services declined 2%, comparing the quarter ended June 30, 2004 with the quarter ended June 30, 2003, as increases in Technology Infrastructure and Collaborative Solutions were offset by declines in Interactive Media consulting services. Technology Infrastructure Practice Area revenue increased 116% from $452,000 for the quarter ended June 30, 2003 to $978,000 for the quarter ended June 30, 2004. Revenue in the Collaborative Solutions Practice Area increased from $684,000 for the quarter ended June 30, 2003 to $718,000 for the quarter ended June 30, 2004.

Revenue for the six months ended June 30, 2004 also declined when compared with the same period of the prior year. However, the decline was at a much more modest rate as revenue for the first quarter of 2004 exceeded revenue for the first quarter of 2003.

The Company recorded a decline in gross profit for the three and six-month periods ended June 30, 2004, as compared to the same periods of the prior year, due to the lower amounts of revenue and, to a lesser extent, a lower gross margin percentage. The lower margin percentage was attributable to a decline in the gross margin percentage in the Interactive Media Practice Area due to a change in the revenue mix in that segment of the Company’s business operations.

The Company recorded an increase in operating expenses of 9%, comparing the quarter ended June 30, 2004 with the quarter ended June 30, 2003. The increase primarily resulted from the lower utilization rate for billable resources in the Interactive Media Practice Area as less compensation was applied to cost of goods sold under the Company’s standard cost method for project labor.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. See “Forward-Looking Statements” below. The Company undertakes no obligation to update these statements.

Due to the expected timing of interactive television implementations for the remainder of 2004, the Company expects revenue to be soft in the third quarter of this year, but to be stronger in the fourth quarter. The Company estimates that revenue in the third quarter of 2004 will be in the range of $2.1 million to $2.3 million. The Company has lowered its expectations for revenue for the full year 2004 to approximately $11.5 million to $12 million.

The Company anticipates a net loss attributable to common shareholders of between $600,000 ($0.09 per common share) and $750,000 ($0.11 per common share) in the third quarter of 2004. The Company anticipates a net loss attributable to common shareholders for the full year 2004 will range from $800,000 ($0.11 per share) to $990,000 ($0.14) per common share.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in interactive media and Microsoft-based technologies with operations centered on three practice areas: Interactive Media, Technology Infrastructure and Collaborative Solutions. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. The Company maintains offices in Pittsburgh, Pennsylvania, Ft. Lauderdale, Florida and San Jose and Walnut Creek, California.

For additional information about Allin, visit the Company’s Internet site on the World Wide Web at <http://www.allin.com>.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “ongoing spending,” “rebound in spending,”

“extend the use of,” “expects,” “estimates,” “expectations,” “anticipates” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225

	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended June 30, 2004 and 2003, presented below, have been derived from the consolidated financial statements of the Company for 2004 and 2003.

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Consulting services	$1,881	$1,927	$4,055	$3,701
Integration services	501	1,332	1,404	2,546
Outsourced services	145	181	307	364
Information System Product Sales	75	69	172	121
Other Services	27	24	35	46

Total revenue	2,629	3,533	5,973	6,778

Cost of sales	1,274	1,636	2,819	3,145

Gross profit	1,355	1,897	3,154	3,633
Selling, general & administrative	1,433	1,290	3,002	2,681
Loss (gain) on impairment or disposal of assets	2	-0-	(7)	27
Depreciation & amortization	50	76	96	150

Total operating expenses	1,485	1,366	3,091	2,858

(Loss) income from operations	(130)	531	63	775
Interest expense, net	11	7	20	20
(Benefit from) or provision for income taxes	(3)	70	-0-	55

Net (loss) income	(138)	454	43	700
Accretion and dividends on preferred stock	183	176	364	349

Net (loss) income attributable to common shareholders	$(321)	$278	$(321)	$351

(Loss) income per common share – basic	$(0.05)	$0.04	$(0.05)	$0.05

(Loss) income per common share – diluted	$(0.05)	$0.03	$(0.05)	$0.04

Weighted average shares outstanding – basic	6,967,339	6,967,339	6,967,339	6,967,339

Weighted average shares outstanding - diluted	6,967,339	11,262,163	6,967,339	11,257,959

	June 30, 2004	December 31, 2003
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$4,239	$4,580
Other Current Assets	2,334	2,631

Total Current Assets	6,573	7,211
Other Assets	1,915	1,945

Total Assets	$8,488	$9,156

Current Liabilities
Bank Line of Credit	-0-	-0-
Other Current Liabilities	2,758	2,295
Other Liabilities	2,208	3,026
Shareholder’s Equity	3,522	3,835

Total Liabilities and Shareholder’s Equity	$8,488	$9,156